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                                                                    Exhibit 99.1


Wednesday, April 3, 2002                                Contact:  Andrea Smith
FOR IMMEDIATE RELEASE                                             702/367-5683

Sierra Pacific Resources Plans Legal Appeals and Initiates Cost Reductions in Response to Commission Order in Deferred Energy Case

Las Vegas, Nev. - Nevada Power Company announced today that it plans to file a petition for rehearing and/or reconsideration of the order last week denying nearly half of the company's deferred energy expenses from 2001. Meantime, as part of a series of actions in response to the order, the utility's parent company, Sierra Pacific Resources, is delaying two major projects and curtailing others that will reduce capital expenses by at least $125 million this year.

"We believe the PUCN has erred in excluding evidence that the company's power purchase costs were prudently incurred," said Sierra Pacific Resources chairman and CEO Walter Higgins.

"We do not believe this decision fulfills the intent of the law passed last year that was designed to provide assurances to our company as we took risks to protect our consumers from the meltdown of western power markets," said Higgins.

The operating companies plan to delay construction projects and expenditures on two major transmission projects - Nevada Power's Centennial transmission grid near Las Vegas and Sierra Pacific Power's Falcon-Gonder transmission project in northern Nevada - as part of a comprehensive review of capital projects and operations and maintenance expenses. The company continues to evaluate other cost reduction opportunities to further reduce its capital expenditures and operating expenses. Nevada Power President Mark Ruelle said Nevada Power's priorities are on the health and safety of customers and service reliability for existing customers, but said it was too soon to predict what impact the cost reductions may have on other services or new construction.

"We are determined to pursue all available remedies to address this decision," said Higgins. "We continue to actively consider a variety of actions to protect our shareholders and customers as this situation develops. One of these steps is to realign our priorities and projects to preserve our financial condition and meet our basic obligations to our customers, investors and suppliers."

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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